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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 ______________


                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                 ______________



        Date of Report (Date of earliest event reported):  March 24, 2003
                                                           --------------



                                  QUIXIT, INC.
             (Exact name of registrant as specified in its charter)


Delaware                         000-32341              84-1485082
--------                        ----------              ----------
(State or other                 (Commission            (IRS Employer
jurisdiction of                 File Number)        Identification No.)
incorporation)



                           17 Barstow Road, Suite 301
                           --------------------------
                           Great Neck, New York  11021
              (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:  (516) 482-2119
                                                     --------------



     (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE.

(A)     ELECTION OF DIRECTORS:
        ---------------------

     On March 24, 2003, at a special meeting of the stockholders of Quixit, Inc. (the "Company"), the stockholders elected Song Ruhua, Yang Hengming and Lu Anli as directors of the Company.

     Mr. Song was elected to serve as Chairman of the Board of the Company. He is the Chairman of TOP Group, a Chinese conglomerate engaged in high tech software, hardware, education and related business. After graduating from the University of Electronic Science and Technology of China in 1983, Mr. Song accepted a position teaching physics there, and published more than one hundred papers. In February of 1992, Mr. Song and two other teachers established TOP Group, and, in ten years, have taken it from a small private company with fewer than twenty employees to a large-scale hi-tech enterprise. Mr. Song has received many honors, including being named one of the "Ten Men of the Moment" in China's IT industry and one of the "Most Prominent Young People in China's Software Industry" in 2000, and one of China's 100 Richest Business People by Forbes in 2000, 2001, and 2002.

     Mr. Yang is presently President and Chief Executive Officer of the Company, having been appointed in January 2003. He was elected to continue as President and Chief Executive Officer of the Company. Mr. Yang joined TOP Group in 2000 and serves as Vice President of TOP International Division and is responsible for TOP Group's U.S. operations. Mr. Yang received both B.A. and M.B.A. degrees. Prior to joining TOP Group, Mr. Yang was Chief Executive Officer of Chaopiao.com from 1999 to 2000 and Vice President of CCL, Inc. from 1997 to 1999.

     Mr. Lu has been elected to serve as Vice President, Secretary and Assistant Treasurer of the Company. He joined TOP Group in 1993 and serves as Chief Executive Officer of TOP Finances and President of TOP International Division. Mr. Lu received his B.S. and M.S. degrees in telecommunications.

(B)     REINCORPORATION IN DELAWARE:
        ---------------------------

     On March 24, 2003, at a special meeting of the stockholders of the Company, the stockholders approved a change in the Company's state of incorporation from Colorado to Delaware (the "Reincorporation"). The Reincorporation does not result in any change in the business, management, assets, liabilities or net worth of the Company. The Reincorporation in Delaware allows the Company to take advantage of certain provisions of the corporate laws of Delaware.

     In order to effect the Reincorporation in Delaware, the Company merged into a newly formed, wholly-owned subsidiary incorporated in Delaware. Prior to the merger, the Delaware subsidiary did not engage in any activities except in connection with the transaction. The mailing address of the Delaware subsidiary's principal executive offices and its telephone number are the same as those of the Company. As part of the Reincorporation in Delaware, the Board has approved, and the stockholders have adopted, an Agreement and Plan of Merger pursuant to which the Company will be merged with and into the Delaware subsidiary.

                                Page 2 of 4 pages
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(C)     AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION:
        ----------------------------------------------------

     On March 24, 2003, at a special meeting of the stockholders of the Company, the stockholders approved the amendment of the Company's Articles of Incorporation to prohibit, for a period of two (2) years from and after the date hereof, any reverse stock split or other transaction that would reduce the number of outstanding shares of common stock of the Company or any successor company.

     Pursuant to this amendment, if the Company or its stockholders were to take any action that contravened this amendment, then the Company would be required to grant automatically and immediately to each of the Company's stockholders of record as of October 31, 2002 a dividend equal to the number of the number of shares held by each such shareholder immediately prior to the reverse stock split transaction multiplied by a number of shares inversely proportional to the number of shares so reduced in the reverse split transaction. A reverse stock split transaction would not include a reduction of shares by means of retirement to treasury or cancellation.

(D)     NAME CHANGE:
        -----------

     On March 28, 2003, pursuant to a written consent in lieu of a meeting of the Company's stockholders, the Company changed its name from Quixit, Inc. to TOP Group Holdings, Inc.

(E)     APPOINTMENT OF INDEPENDENT DIRECTOR:
        -----------------------------------

     On March 28, 2003, pursuant to a written consent in lieu of a meeting of the Company's stockholders, the Company elected Li Dong to the Board of Directors to serve as an independent director of the Company.

     Mr. Li, a Chinese national, was born on November 11, 1969. Mr. Li holds a Master's degree in telecommunications and electronics from China Electronics and Technology University. He also serves as Engineer and Senior Architect of Software Systems at China Electronics and Technology University, School of Telecommunications.


                                Page 3 of 4 Pages

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   QUIXIT,  INC.
                                   (Registrant)



Date:  March 28, 2003              /s/ Yang Hengming
                                  -----------------
                                  Yang  Hengming
                                  President  and  Chief  Executive  Officer







                                Page 4 of 4 pages


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